Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – February 3, 2010 - Covenant Transportation Group, Inc.  (NASDAQ/GS:CVTI) announced today financial and operating results for the quarter and year ended December 31, 2009.  Highlights for the fourth quarter included the following:

•	Freight revenue of $135.8 million, a decrease of 5.6% compared with the fourth quarter of 2008;
•	Operating loss of $0.8 million and an operating ratio of 100.6%, compared with an operating loss of $45.1 million and an operating ratio of 131.3% in the fourth quarter of 2008;
•
Net loss of $2.7 million, or ($0.19) per basic and diluted share, compared with a net loss of $39.8 million, or ($2.83) per basic and diluted share in the fourth quarter of 2008.  Excluding impairment charges recorded in the fourth quarter of 2008, non-GAAP net loss would have been $6.2 million, or ($0.44) per basic and diluted share, in the fourth quarter of 2008.

Financial and Operating Results

For the fourth quarter of 2009, total revenue decreased 7.7%, to $157.8 million from $171.0 million in the same quarter of 2008.  Freight revenue, which for these purposes excludes fuel surcharges, decreased 5.6%, to $135.8 million in the fourth quarter of 2009 from $143.9 million in the fourth quarter of 2008.  The Company measures freight revenue because management believes that fuel surcharges tend to be a volatile source of revenue and the removal of such surcharges affords a more consistent basis for comparing results of operations from period to period. The Company reported net loss of $2.7 million, or ($0.19) per basic and diluted share, in the fourth quarter of 2009.  This compares with a net loss of $39.8 million, or ($2.83) per basic and diluted share, for the fourth quarter of 2008. On a non-GAAP basis, excluding non-cash impairment charges, the Company’s net loss would have been $6.2 million in the fourth quarter of 2008, or ($0.44) per basic and diluted share. These 2008 fourth quarter impairment charges included a $24.7 million non-cash charge to write off the goodwill associated with the acquisition of Star Transportation, and a $9.0 million, after-tax write-down of revenue equipment carrying values. There was no tax benefit associated with the nondeductible goodwill impairment charge.

For the year ended December 31, 2009, total revenue decreased 23.9%, to $588.7 million in 2009 from $773.9 million for 2008.  Freight revenue decreased 15.5%, to $520.5 million in 2009 from $615.8 million in 2008.  Including impairment charges, the Company generated net loss of $25.0 million, or ($1.77) per basic and diluted share for 2009, compared to reported net loss of $53.4 million, or ($3.80) per basic and diluted share for 2008.  On a non-GAAP basis, without impairment charges, the Company’s net loss would have been $13.5 million, or ($0.96) per basic and diluted share for 2009, compared to net loss of $19.0 million, or ($1.36) per basic and diluted share for 2008.

The following tables reconcile the Company’s financial results for the fourth quarters and fiscal years ended December 31, 2009, and December 31, 2008, as reported and, on a non-GAAP basis, excluding the impairment charges:

Items Affecting Net Loss Comparability:	Fourth Quarter		Fiscal Year
(Dollars in Thousands)	2009	2008	2009	2008
Reported Net Loss	$(2,741)	$(39,805)	$(25,030)	$(53,391)
Impairment charge on Transplace	(111)	--	11,485	--
Impairment charge on goodwill	--	24,671	--	24,671
Impairment charge on equipment	--	8,960	--	9,698
Non-GAAP Basis Net Loss, Excluding Impairment Charges	$(2,852)	$(6,174)	$(13,545)	$(19,022)

Items Affecting Loss Per Share Comparability:	Fourth Quarter		Fiscal Year
	2009	2008	2009	2008
Reported Loss Per Share (Basic and Diluted)	$(0.19)	$(2.83)	$(1.77)	$(3.80)
Impairment charge on Transplace	(0.01)	--	0.81	--
Impairment charge on goodwill	--	1.75	--	1.75
Impairment charge on equipment	--	0.64	--	0.69
Non-GAAP Basis Loss Per Share, Excluding Impairment Charges	$(0.20)	$(0.44)	$(0.96)	$(1.36)

Management Discussion—Asset-Based Operations

Chairman, President, and Chief Executive Officer, David R. Parker, made the following comments:  “Total revenue in our asset-based business decreased $11.2 million, or 7.2%, for the fourth quarter of 2009 from the fourth quarter of 2008.  Of this decrease, $5.1 million related to lower fuel surcharge revenue.  The remaining $6.1 million decrease related to an approximately 8.2% reduction in average tractors in our fleet for the quarter, offset by an increase in revenue per tractor.  In anticipation of lower freight volumes, we proactively reduced our average tractor fleet by approximately 276 trucks versus the fourth quarter of 2008.  With the assistance of the fleet reduction, we experienced an approximately 10.6% increase in average miles per tractor compared with the fourth quarter of 2008.  Freight rates, measured by average freight revenue per total mile, decreased by 6.3% compared with the fourth quarter of 2008.  As a result, average freight revenue per tractor per week, our primary measure of asset productivity, improved by approximately 3.7% compared with the 2008 quarter.  Freight rates increased approximately 0.7%, and miles per tractor increased approximately 1.0%, compared with the third quarter of 2009.

During the quarter we continued to demonstrate solid performance in cost control and efficiency.  Through meaningful effort and contribution by our entire team, we gained overall compensation reductions while achieving the highest ratio of tractors per non-driving employee since becoming a public company in 1994.  The reduction in tractor fleet and increase in miles per tractor also helped spread fixed costs per mile more effectively.  In addition, we finished the year with the lowest quarterly number of DOT reportable accidents per million miles in our history.  These accomplishments more than offset a 3.1 cent per mile increase in fuel expense, net of fuel surcharge revenue.

Management Discussion—Non-Asset Based Brokerage Operations

Mr. Parker offered the following comments concerning Covenant Transport Solutions (“Solutions”), the Company’s freight brokerage subsidiary:  “For the quarter, Solutions’ total revenue decreased 13.7%, to $12.6 million from $14.6 million in the same quarter of 2008.  Solutions’ net revenue (total revenue less purchased transportation) for the quarter decreased 2.4% compared to the 2008 quarter.  Our gross margin improved as purchased transportation was 82.7% of total revenue in the current quarter, down favorably from 84.7% of total revenue in the prior year quarter.  Solutions’ other operating expenses as a percentage of revenue also decreased to 14.0% of total revenue in the fourth quarter from 16.0% of total revenue in the fourth quarter of 2008.

Cash Flow and Liquidity

Richard B. Cribbs, the Company's Senior Vice President and Chief Financial Officer, added the following comments: "At December 31, 2009, our total balance sheet debt and capital lease obligations, net of cash, was $202.8 million and the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $72.9 million, including the residual value guarantees under those leases.  At December 31, 2009, our stockholders’ equity was $94.9 million, and our tangible book value was $81.4 million, or $5.74 per share.  Since the end of fiscal 2008, the Company's balance sheet debt and capital lease obligations, net of cash, has increased by $42.1 million, while the present value of financing provided by operating leases has decreased by approximately $23.8 million.  At December 31, 2009, our ratio of net debt to total capitalization was 68.1%.

“Our annual tractor fleet plan for 2010 includes the purchase of approximately 900 tractors and disposal of approximately 900 tractors, for expected full-year net capital expenditures of approximately $60 million to $70 million.  However, we regularly evaluate our tractor replacement cycle and new tractor purchase requirements.  With an average fleet age of 22 months, we have significant flexibility to manage our fleet.

“At December 31, 2009, we had $27.7 million of available borrowing capacity under our revolving credit facility and were in compliance with our financial covenant.  In addition, we have financing available from the captive financial subsidiaries of our main tractor suppliers to fund our expected tractor purchases in 2010.”

The Company will host a conference call tomorrow, February 4, 2010, at 10:00 a.m. Eastern Time to discuss the quarter.  Individuals may access the call by dialing 800-311-9404 (U.S./Canada) and 334-323-7224 (International), access code CTG4.  An audio replay will be available for one week following the call at 877-919-4059, access code 22356488.  For financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com under the icon “Investor Relations”.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the Nasdaq Global Select under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to our preservation of cost cutting initiatives, equipment purchases and disposals, and net capital expenditures, are forward-looking statements.  Such items have not been subject to all of the review procedures associated with the release of actual financial results and are premised on certain assumptions.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our ability to maintain compliance with the provisions of our credit agreements, particularly the financial covenant in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, SVP and Chief Financial Officer	(423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant	(423) 463-3357
perkim@covenanttransport.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

INCOME STATEMENT DATA
	Three Months Ended December 31,			Year Ended December 31,
($000s, except per share data)	2009	2008	% Change	2009	2008	% Change
Freight revenue	$135,786	$143,863	-5.6%	$520,495	$615,810	-15.5%
Fuel surcharge revenue	21,994	27,107		68,192	158,104
Total revenue	$157,780	$170,970	-7.7%	$588,687	$773,914	-23.9%

Operating expenses
Salaries, wages, and related expenses	54,356	64,347		216,158	263,793
Fuel expense	41,749	43,613		143,835	260,704
Operations and maintenance	8,558	9,585		35,409	42,459
Revenue equipment rentals and
purchased transportation	19,850	22,431		76,484	90,974
Operating taxes and licenses	3,508	3,054		12,113	13,078
Insurance and claims	9,067	11,656		31,955	37,578
Communications and utilities	1,284	1,628		5,740	6,702
General supplies and expenses	6,279	7,331		23,593	26,399
Depreciation and amortization, including gains and
losses on disposition of equipment and
impairment of assets (1)	13,898	27,763		48,122	63,235
Goodwill impairment charge	-	24,671		-	24,671
Total operating expenses	158,549	216,079		593,409	829,593
Operating loss	(769)	(45,109)		(4,722)	(55,679)
Other (income) expenses:
Interest expense	4,400	2,979		14,184	10,373
Interest income	(5)	(63)		(144)	(435)
Impairment of investment and note receivable	(111)	-		11,485	-
Loss on early extinguishment of debt	-	-		-	726
Other	(65)	(41)		(199)	(160)
Other expenses, net	4,219	2,875		25,326	10,504
Loss before income taxes	(4,988)	(47,984)		(30,048)	(66,183)
Income tax benefit	(2,247)	(8,179)		(5,018)	(12,792)
Net loss	$(2,741)	$(39,805)		$(25,030)	$(53,391)

Basic & diluted earnings (loss) per share	$(0.19)	$(2.83)		$(1.77)	$(3.80)
Basic & diluted wtd average shares outstanding (000s)	14,190	14,049		14,124	14,038

(1) Includes a $14.6 million pre-tax impairment charge related to revenue equipment for the three months ended 12/31/08 and a $15.8 million pre-tax impairment charge related to revenue equipment in the fiscal year ended 12/31/08.

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$123,220	$129,303	-4.7%	$473,133	$561,116	-15.7%
Covenant Transport Solutions non-asset based revenues	12,566	14,560	-13.7%	47,362	54,694	-13.4%
Freight revenue	$135,786	$143,863	-5.6%	$520,495	$615,810	-15.5%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.412	$1.523	-7.3%	$1.420	$1.526	-6.9%
Average freight revenue per total mile	$1.269	$1.352	-6.1%	$1.271	$1.364	-6.8%
Average freight revenue per tractor per week	$3,023	$2,911	3.8%	$2,920	$3,105	-6.0%
Average miles per tractor per period	31,308	28,295	10.6%	119,836	118,992	0.7%
Weighted avg. tractors for period	3,103	3,379	-8.2%	3,111	3,456	-10.0%
Tractors at end of period	3,113	3,292	-5.4%	3,113	3,292	-5.4%
Trailers at end of period	8,005	8,277	-3.3%	8,005	8,277	-3.3%
	SELECTED BALANCE SHEET DATA
($000s, except per share data)	12/31/2009	12/31/2008
Total assets	$398,312	$393,676
Total equity	$94,866	$118,820
Total balance sheet debt, net of cash	$202,797	$160,739
Net Debt to Capitalization Ratio	68.13%	57.50%
Tangible book value per share	$5.74	$7.44

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